Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Magnolia Oil & Gas Corporation:

We consent to the use of our report dated February 14, 2018 on the financial statements of TPG Pace Energy Holdings Corp. incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Fort Worth, Texas

October 5, 2018